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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                            Palmetto Bancshares, Inc.
                                (Name of Issuer)


                     Common Stock, par value $5.00 per share
                         (Title of Class of Securities)


                                      None
                                 (CUSIP Number)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP NO.        NONE

--------------------------------------------


    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          D. Smith Patterson
          SSN ###-##-####
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [X]
    3     SEC USE ONLY
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America

         NUMBER OF              5     SOLE VOTING POWER
          SHARES                      168,093
       BENEFICIALLY             6     SHARED VOTING POWER
         OWNED BY                     0
           EACH                 7     SOLE DISPOSITIVE POWER
         REPORTING                    168,093
          PERSON                8     SHARED DISPOSITIVE POWER
           WITH                       0
---------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          168,093
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                        [ ]

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.6%
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN

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Item 1(a).        Name of Issuer:

                  Palmetto Bancshares, Inc. (the "Company").

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The Company's principal executive offices are located at 101 West Main Street, Laurens, South Carolina, 29360.

Item 2(a).        Name of Person Filing:

                  The person filing this Statement on Schedule 13G (this "Statement") is D. Smith Patterson, an individual.

Item 2(b).        Address of Principal Business Office:

                  Mr. Patterson maintains his principal business address at Wofford College, North Church Street, Spartanburg, SC 29303.

Item 2(c).        Citizenship:

                  See cover page, Item 4.

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $5.00 per share

Item 2(e).        CUSIP Number:

                  None.

Item 3. Not Applicable. This Statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b).

Item 4.           Ownership.

                  (a)-(c)           See cover page, Items 5-11.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not applicable. This Statement is not filed pursuant to Rule 13d-1(b).


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                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 14, 1997
                                                  (Date)



                                                   /s/ D. Smith Patterson
                                                  (Signature)



                                                  D. Smith Patterson
                                                  (Name/Title)